State of Delaware
Secretary of State
Division of Corporations
Delivered 12:40 PM 02/06/2012
FILED 12:35 PM 02/06/2012
SRV 120125778 - 2926697 FILE

CERTIFICATE OF AMENDMENT OF THE SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NORTHWEST BIOTHERAPEUTICS, INC.

a Delaware Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Northwest Biotherapeutics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: that, by written action of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 141 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation, as amended, of the Corporation and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment. The resolution setting forth the amendment is as follows:

RESOLVED, that Article IV, Section 1(a) of the Seventh Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV, Section 1(a) thereof and by substituting in lieu of said Article the following new Article:

Article IV: 1 (a) The total number of shares of stock that the Corporation shall have the authority to issue is 470,000,000 shares of capital stock, consisting of (i) 450,000,000 shares of common stock, par value $0.001 per shares (the "Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

SECOND: The amendment of the Certificate of Incorporation has been duly adopted and the written consent has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on: February 6, 2012

Linda F Powers

Name: Linda F. Powers
Title: Chief Executive Officer